Exhibit 99.1

CONSOL Energy Reports Third Quarter Pre-Tax Income of $11 million;
Marcellus Production Volumes Increase 72% From Year-Earlier Quarter;
All-In Marcellus Unit Costs Decrease $0.40 to $2.55 Per Mcfe;
Quarterly Coal Costs Fall to $50.46 Per Ton

PITTSBURGH (October 29, 2013) - CONSOL Energy Inc. (NYSE: CNX) reported a net loss for the quarter ended September 30, 2013 of $64 million, or a loss of $0.28 per diluted share, compared to a loss of $11 million, or $0.05 per diluted share from the year-earlier quarter.

Pre-tax income for the third quarter was $11 million. After adjusting for five discrete items, which are listed in the EBITDA reconciliation table, adjusted pre-tax income1 in the third quarter, a non-GAAP financial measure, was $22 million. The effective tax rate in the third quarter reflects an expectation of profitability in the 2013 fourth quarter. The effective tax rate of the company over the past three years has varied between 20 - 23%.

Adjusted EBITDA1, which is a non-GAAP financial measure, was $244 million for the quarter ended September 30, 2013, compared to $210 million in the year-earlier quarter.

CONSOL's Gas Division showed unit margin expansion, quarter-over-quarter, as the average sales price was nearly unchanged, while unit costs were lower, mostly due to higher volumes. Overall natural gas production was up 17%, quarter-over-quarter, aided by the 72% growth in the Marcellus Shale component. The Gas Division is on track to meet its 2014 production guidance of 210 - 225 Bcfe. For 2015 and 2016, CONSOL has announced annual production guidance increases of between 25% - 30%.

"CONSOL's Gas Division continues to see the Marcellus Shale become a greater portion of the production mix," commented J. Brett Harvey, chairman and CEO. "This is important for two main reasons: the first is the lower-cost nature of the Marcellus resulting from drilling efficiencies such as pad drilling, and the second is sales price uplift associated with a higher concentration of liquids. CONSOL is not only on track to meet its 2014 overall gas production guidance but is also on track to more than double its Marcellus Shale production in 2014, compared to 2013."

Coal and gas production results, which were announced on October 15, 2013, exceeded previous guidance provided in the second quarter. In the Coal Division, margins decreased primarily as a result of lower sale prices per ton, reflecting a decrease in the global metallurgical and thermal coal markets. Partially offsetting lower sales prices was approximately a 10 percent improvement in costs per ton.

CONSOL Energy's Coal Division costs per ton sold, across all tons, were $50.46 during the quarter, compared to $55.84 per ton from the year-earlier quarter. Per unit costs improved due to higher sales volumes and completed efficiency programs at the mines.

CONSOL Energy's liquidity remains strong at $2.3 billion, while the company continues to invest in value creating projects. Third quarter capital investments were $438 million, which is flat with the year-earlier quarter. BMX Mine remains on track to begin operations in April of 2014 with an expected total capital cost of $710 million.

Cash flow from operations in the quarter was $196 million, as compared to $162 million in the year-earlier quarter.

Yesterday, CONSOL Energy announced a transformative step to advance its E&P growth strategy. The company entered into an agreement to sell its Consolidation Coal Company (CCC) subsidiary, which contains all five of its longwall coal mines in West Virginia, to Murray Energy Corporation (Murray) for $4.4 billion in value.

“While this transaction furthers CONSOL’s E&P growth strategy,” commented J. Brett Harvey, CONSOL’s chairman and CEO, “the sale of these five mines - assets that have long contributed to America’s economic strength and our

1The terms "Adjusted Pre-Tax Income" and "Adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to the GAAP Pre-Tax Income and GAAP net income below, under the caption “Non-GAAP Financial Measures."

Exhibit 99.1

company’s legacy - was a very difficult decision for our team. The employees at these mines are among the safest and most productive miners anywhere in the world.  In the end, we concluded that the time had come to sell these mature assets to ownership whose strategic direction is more aligned with those mines.”

Investors and analysts are encouraged to view details in the transaction release and slides, which are posted at the company website, at www.consolenergy.com.

Gas Division Results:

CONSOL's gas production in the quarter came from the following categories:

Coalbed Methane (CBM): Total production was 21.0 Bcfe, or a decrease of 3% from the 21.7 Bcfe produced in the year-earlier quarter. The company has reduced CBM drilling to focus on higher return projects.

Marcellus Shale: Total production was 17.4 Bcfe, or an increase of 72% from the 10.1 Bcfe produced in the year-earlier quarter. The increase is primarily due to additional wells coming on-line from the company's on-going drilling program.

Shallow: Total production was 6.8 Bcfe, or a decrease of 3% from the 7.0 Bcfe produced in the year-earlier quarter. The company continues to shift rigs and capital toward higher potential return Marcellus and Utica drilling prospects.

Other: The other category had production of 0.9 Bcfe, or an increase of 50% from the 0.6 Bcfe produced in the year-earlier quarter.

The table below summarizes the quarterly comparison of key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	September 30, 2013	September 30, 2012
Total Revenue and Other Income ($ MM)	$223.1	$191.1
Net Income (Loss) Attributable to CONSOL Energy Shareholders	$(0.6)	$7.2
Net Cash from Operating Activities ($ MM)	$120.2	$14.7
Total Period Production (Bcfe)	46.1	39.5
Average Daily Production (MMcfe)	500.9	429.0
Capital Expenditures ($ MM)	$273.5	$166.6
Production results are net of royalties.

PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison

The company experienced decreased profitability within the Gas Division when compared with the quarter ended September 30, 2012, despite unit gas margins and production volumes slightly improving. Unused firm transportation and processing costs of $12 million, which were not included in the table below, as well as $13 million in title defects, reduced overall Gas Division profitability. CONSOL and its Marcellus joint venture partner, Noble Energy, made a concerted effort during the quarter to address the remaining title defects, which resulted in a higher write-off of defected acres than in prior quarters; however, as a result of this effort, the parties have resolved substantially all outstanding asserted defects and any final write-off in the fourth quarter is not expected to be material.

All-in unit costs in the Marcellus Shale were $2.55 per Mcfe in the just-ended quarter, or a decrease of $0.40 from the $2.95 per Mcfe in the year-earlier quarter. The improvement in all-in unit costs was mainly due to a 72% increase in

1The terms "Adjusted Pre-Tax Income" and "Adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to the GAAP Pre-Tax Income and GAAP net income below, under the caption “Non-GAAP Financial Measures."

Marcellus production volumes in the quarter, as compared to year-earlier quarter. Total Marcellus Shale gathering and transportation costs were negatively impacted by $0.29 per Mcfe due to increased costs associated with liquids production and firm transportation.

	Quarter	Quarter
	Ended	Ended
	September 30, 2013	September 30, 2012
Average Sales Price	$4.20	$4.19
Costs - Production
Lifting	$0.51	$0.57
Ad Valorem, Severance and Other Taxes	$0.18	$0.17
DD&A	$1.11	$1.12
Total Production Costs	$1.80	$1.86

Costs - Gathering
Operating Costs	$0.56	$0.65
Transportation	$0.45	$0.39
DD&A	$0.17	$0.20
Total Gathering Costs	$1.18	$1.24

Gas Direct Administrative Selling & Other	$0.25	$0.28

Total Costs	$3.23	$3.38

Margin	$0.97	$0.81

Note: Costs − The line item "gas direct administrative, selling, & other" excludes general administration, incentive compensation, and other corporate expenses.

Coal Division Results:

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012	2013	2012

Beginning Inventory (millions of tons)	0.1	0.4	—	—	0.9	2.0
Coal Production (millions of tons)	1.1	0.8	0.5	0.7	12.9	10.1
Ending Inventory (millions of tons)	0.1	0.4	—	—	1.0	1.3
Sales - Company Produced (millions of tons)	1.1	0.8	0.5	0.7	12.8	10.8

Sales Per Ton	$85.77	$135.66	$60.42	$67.76	$59.08	$62.11

Beginning Inventory Cost Per Ton	$64.76	$69.84	$—	$—	$55.36	$56.03

Total Direct Costs Per Ton	$41.07	$55.61	$29.85	$30.10	$30.38	$32.24
Royalty/Production Taxes Per Ton	5.16	8.75	3.06	3.09	3.91	4.46
Direct Services to Operations Per Ton	5.98	6.83	5.21	7.26	5.06	5.87
Retirement and Disability Per Ton	5.57	8.63	3.09	3.89	3.43	4.04
DD&A Per Ton	9.55	11.29	6.05	7.38	6.14	6.70
Total Production Costs	$67.33	$91.11	$47.26	$51.72	$48.92	$53.31

Ending Inventory Cost Per Ton	$(65.42)	$(87.32)	$—	$—	$(52.26)	$(51.55)

Total Cost Per Ton Sold	$67.18	$83.09	$47.25	$55.29	$49.07	$53.81
Average Margin Per Ton Sold	$18.59	$52.57	$13.17	$12.47	$10.01	$8.30
Addback: DD&A Per Ton	$9.55	$11.29	$6.05	$7.38	$6.14	$6.70
Average Margin Per Ton, before DD&A	$28.14	$63.86	$19.22	$19.85	$16.15	$15.00
Cash Flow before Cap. Ex and DD&A ($MM)	$31	$51	$10	$14	$207	$162
Sales and production tons exclude CONSOL Energy's portion from equity affiliates. Direct Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses and gas well plugging costs. Direct Services to Operations Per Ton include items such as subsidence costs, direct administrative, selling expenses, permitting and compliance and asset retirement obligations. Retirement and Disability Per Ton Sold includes charges for pension, retiree medical and other employee related long-term liabilities. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

Coal production in the quarter consisted of 1.1 million tons of low-vol, 0.5 million tons of high-vol, and 12.9 million tons of thermal, for a total of 14.5 million tons.

Of the thermal coal production, 12.4 million tons were from Northern Appalachia and 0.5 million tons were from Central Appalachia.

During the third quarter of 2013, CONSOL’s total coal inventory increased by 158,000 tons to 1,075,000 tons. Thermal coal inventory increased by 198,000 tons to 971,000 tons, while low-vol coal inventory decreased by 40,000 tons, to 104,000 tons.

Coal Marketing Update:

Met Coal: In the third quarter, CONSOL’s Buchanan Mine produced and shipped over 1.1 million tons of coal to domestic and international customers. Buchanan’s continued low-cost position presented a new sales opportunity in China. This new opportunity, combined with existing business from traditional customers, enabled CONSOL to exceed the production forecast at the Buchanan Mine, in the third quarter.

CONSOL shipped 371,000 tons of its Bailey high vol met coal to customers. In the fourth quarter, CONSOL expects high vol shipments to China to resume. The demand for Bailey coal currently remains strong as the versatility allows it to compete as high vol, PCI and high-BTU thermal coal.

CONSOL continues to sell met coal from its Western Allegheny Energy joint venture to explore global opportunities for new met coal customers.

Thermal: At the end of the third quarter, CONSOL's NAPP mine inventories remained below normal levels. Also, CONSOL believes coal pricing has upside potential as Pennsylvania, Jersey, and Maryland (PJM) utility inventories remained below their 5-year average, and Southeast utility inventories have declined nearer to their 5-year average. During the quarter, CONSOL was successful in securing large multi-year deals with key utility customers in the PJM and in the Southeast. In the fourth quarter of 2013, CONSOL expects demand for contracted tonnage to remain steady as plants build their inventories in preparation for winter burn.

CONSOL is currently in negotiations to contract 2 - 3 million tons of thermal and high vol coal for 2014. CONSOL expects negotiations to conclude within the next few weeks.

CONSOL Energy 2013 - 2015 Guidance

Fourth quarter gas production, net to CONSOL, is expected to be approximately 46 – 48 Bcfe. If achieved, this would result in 2013 annual production of approximately 170 – 172 Bcfe.

CONSOL Energy expects its 2014 annual gas production to be between 210 – 225 Bcfe with annual production growth, thereafter, between 25% - 30% through 2016.

Total hedged gas production in the 2013 fourth quarter is 24.0 Bcf, at an average price of $4.64 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2013	2014	2015
Total Yearly Production (Bcfe)	170-172	210-225	+25%-30%
Volumes Hedged (Bcf),as of 10/8/13	84.1	74.5	64.3
Average Hedge Price ($/Mcf)	$4.70	$4.81	$4.18

COAL DIVISION GUIDANCE

	Q4 2013	2013	2014	2015
Estimated Coal Sales (millions of tons)	13.6 - 14.0	57.0- 57.4	30.1	33.8
Est. Low-Vol Met Sales	0.7 -0.9	4.3-4.5	4.2	4.9
Tonnage: Firm	0.7	4.2	0.9	0.8
Avg. Price: Sold (Firm)	$92.27	$95.34	$100.62	$102.50
Est. High-Vol Met Sales	0.5+	2.8+	1.8	1.4
Tonnage: Firm	0.5	2.8	0.2	0.2
Avg. Price: Sold (Firm)	$61.31	$63.27	$79.80	$75.33
Est. Thermal Sales	12.4+	49.9+	24.1	27.5
Tonnage: Firm	12.4	49.9	18.9	10.1
Avg. Price: Sold (Firm)	$58.19	$58.94	$64.05	$67.00
Note: While the data in the table are single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. In the thermal sales category, the open tonnage includes two items: sold, but unpriced tons and collared tons. There are no collared tons in 2014. Collared tons in 2015 are 1.4 million tons, with a ceiling of $72.59 per ton and a floor of $48.59 per ton. Calendar year 2013 includes 0.1 million tons of mid-vol coal from Amonate. The Amonate tons are not included in the category breakdowns. Also, not included in the category breakdowns are the tons from equity affiliates Harrison Resources and Western Allegheny Energy (WAE). Harrison Resources has 0.4 million tons for 2013, 2014, and 2015. WAE has 0.3, 0.5, and 0.9 million tons for 2013, 2014, and 2015, respectively.

Coal Division guidance for 2014 - 2015 excludes the five mines that will be sold in CONSOL Energy's recent transaction. However, fourth quarter 2013 guidance includes these mines.

Liquidity
Total company liquidity as of September 30, 2013 was $2.3 billion, including cash of $21.1 million.
As of September 30, 2013, CONSOL Energy had $1.413 billion in total liquidity, which is comprised of $17.2 million of cash and $1,395.9 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy's credit facility has no borrowings. Outstanding letters of credit are $104.1 million.
As of September 30, 2013, CNX Gas Corporation had $886.8 million in total liquidity, which is comprised of $3.9 million of cash and $882.9 million available to be borrowed under its $1.0 billion bank facility. CNX Gas' credit facility has $47.0 million drawn. Outstanding letters of credit are $70.1 million.
About
CONSOL Energy Inc. is a Pittsburgh-based producer of coal and natural gas. It has 11 bituminous coal mining complexes in four states and reports proven and probable coal reserves of 4.2 billion tons. The company's premium Appalachian coals are sold worldwide to electricity generators and steelmakers. In natural gas, CONSOL Energy has transformed itself from a pure-play coalbed methane producer to a full-fledged exploration and production company. The company is a leading producer in the Marcellus Shale and is transitioning its active exploration program into development mode in the Utica Shale. CONSOL Energy has proved natural gas reserves of 4.0 trillion cubic feet. Operational safety is the company's top core value and CONSOL Energy boasts a record of almost two times better than the industry average for underground bituminous coal mines. CONSOL Energy is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. This description does not take into account the recent agreement for the sale of five thermal coal mines. Additional information about CONSOL Energy can be found at its Web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	September, 30
	2013	2012
Net (Loss) Attributable to CONSOL Energy Inc. Shareholders	$(63,651)	$(11,368)

Add: Interest Expense	56,301	54,075
Less: Interest Income	(4,300)	(8,299)
Add: Income Taxes	74,623	(19,898)
Earnings Before Interest & Taxes (EBIT)	62,973	14,510

Add: Depreciation, Depletion & Amortization	169,152	153,877

Earnings Before Interest, Taxes and DD&A (EBITDA)	232,125	168,387

Adjustments:
Marcellus Title Defects	12,984	—
Transaction Fees	10,295	—
Pension Settlement	6,296	—
Bailey Structural Incident Business Interruption Proceeds	(2,658)	—
Gain on Sale - Crowsnest Pass	(15,260)	—
Bailey Structural Incident	—	41,873
Total Pre-tax Adjustments	11,657	41,873

Adjusted Earnings Before Interest, Taxes and DD&A ( Adjusted EBITDA)	$243,782	$210,260

Note: Income tax effect of Total Pre-tax Adjustments was ($1,979) and ($2,165) for the three months ended September 30, 2013 and September 30, 2012, respectively.

Forward-Looking Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in global economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; an extended decline in demand for or in the prices we receive for our coal and gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; the expiration or failure to extend existing long-term contracts; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and gas to market; a loss of our competitive position because of the competitive nature of the coal and gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our failure to maintain satisfactory labor relations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; our focus on new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under "take or pay" contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining, maintaining and renewing governmental permits and approvals for our coal and gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for coal or gas rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; increased exposure to multi-employer pension plan liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the recent economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions and joint ventures that we recently have completed or entered into or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds including joint venture partners paying anticipated carry obligations; the anti-takeover effects of our rights plan could prevent a change of control; increased exposure on our financial performance due to the degree we are leveraged; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; the following risks and uncertainties with respect to the coal mine sale transaction - the ability to obtain regulatory approvals for the transaction on the proposed terms and schedule, disruption to our business, including customer, employee and supplier relationships resulting from this transaction, risks that the conditions to closing may not be satisfied, and the impact of the transaction on our future operating results, our capital investment program, and our dividend; and other factors discussed in the 2012 Form 10-K under "Risk Factors," as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor: Dan Zajdel, at (724) 485-4169
Tyler Lewis, at (724) 485-3157
Media: Lynn Seay, at (724) 485-4065

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Sales—Outside	$1,160,114	$1,084,041	$3,512,055	$3,584,805
Sales—Gas Royalty Interests	15,506	12,968	46,738	34,707
Sales—Purchased Gas	1,608	953	4,372	2,443
Freight—Outside	11,563	27,430	35,749	126,195
Other Income	42,627	34,697	138,824	293,196
Total Revenue and Other Income	1,231,418	1,160,089	3,737,738	4,041,346
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	851,088	827,530	2,639,929	2,588,460
Gas Royalty Interests Costs	12,864	10,543	38,204	27,916
Purchased Gas Costs	941	737	2,961	2,123
Freight Expense	11,563	27,430	35,749	126,195
Selling, General and Administrative Expenses	33,472	36,681	104,265	109,412
Depreciation, Depletion and Amortization	169,152	153,877	489,774	463,048
Interest Expense	56,301	54,075	164,197	168,788
Taxes Other Than Income	85,463	80,587	251,575	256,543
Total Costs	1,220,844	1,191,460	3,726,654	3,742,485
Earnings (Loss) Before Income Taxes	10,574	(31,371)	11,084	298,861
Income Taxes	74,623	(19,898)	89,767	60,428
Net (Loss) Income	(64,049)	(11,473)	(78,683)	238,433
Add: Net Loss Attributable to Noncontrolling Interest	398	105	942	134
Net (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(63,651)	$(11,368)	$(77,741)	$238,567
Earnings Per Share:
Basic	$(0.28)	$(0.05)	$(0.34)	$1.05
Dilutive	$(0.28)	$(0.05)	$(0.34)	$1.04
Weighted Average Number of Common Shares Outstanding:
Basic	228,876,336	227,654,395	228,640,671	227,491,284
Dilutive	228,876,336	227,654,395	228,640,671	229,191,870
Dividends Paid Per Share	$0.125	$0.125	$0.250	$0.375

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net (Loss) Income	$(64,049)	$(11,473)	$(78,683)	$238,433
Other Comprehensive Income (Loss):
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($15,422), ($4,775), ($70,161), ($45,242))	24,980	7,921	113,641	75,080
Net Increase (Decrease) in the Value of Cash Flow Hedges (Net of tax: ($8,536), $4,161, ($26,036), ($51,716))	13,246	(6,459)	40,400	80,280
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $14,025, $29,683, $36,551, $97,760)	(24,354)	(47,809)	(56,595)	(153,597)

Other Comprehensive Income (Loss)	13,872	(46,347)	97,446	1,763

Comprehensive (Loss) Income	(50,177)	(57,820)	18,763	240,196

Comprehensive Loss Attributable to Noncontrolling Interest	398	105	942	134

Comprehensive (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(49,779)	$(57,715)	$19,705	$240,330

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	September 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$21,086	$21,878
Accounts and Notes Receivable:
Trade	436,388	428,328
Notes Receivable	25,813	318,387
Other Receivables	160,931	131,131
Accounts Receivable - Securitized	44,364	37,846
Inventories	238,348	247,766
Deferred Income Taxes	81,825	148,104
Restricted Cash	12,263	48,294
Prepaid Expenses	162,418	157,360
Total Current Assets	1,183,436	1,539,094
Property, Plant and Equipment:
Property, Plant and Equipment	16,571,104	15,545,204
Less—Accumulated Depreciation, Depletion and Amortization	5,940,247	5,354,237
Total Property, Plant and Equipment—Net	10,630,857	10,190,967
Other Assets:
Deferred Income Taxes	457,105	444,585
Restricted Cash	—	20,379
Investment in Affiliates	261,218	222,830
Notes Receivable	155	25,977
Other	204,301	227,077
Total Other Assets	922,779	940,848
TOTAL ASSETS	$12,737,072	$12,670,909

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	(Unaudited)
	September 30, 2013	December 31, 2012
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$512,182	$507,982
Current Portion of Long-Term Debt	13,182	13,485
Short-Term Notes Payable	47,000	25,073
Accrued Income Taxes	87,965	34,219
Borrowings Under Securitization Facility	44,364	37,846
Other Accrued Liabilities	868,904	768,494
Total Current Liabilities	1,573,597	1,387,099
Long-Term Debt:
Long-Term Debt	3,123,755	3,124,473
Capital Lease Obligations	48,176	50,113
Total Long-Term Debt	3,171,931	3,174,586
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,814,234	2,832,401
Pneumoconiosis Benefits	178,508	174,781
Mine Closing	460,515	446,727
Gas Well Closing	197,093	148,928
Workers’ Compensation	156,568	155,648
Salary Retirement	74,108	218,004
Reclamation	49,487	47,965
Other	103,855	131,025
Total Deferred Credits and Other Liabilities	4,034,368	4,155,479
TOTAL LIABILITIES	8,779,896	8,717,164
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 228,936,248 Issued and Outstanding at September 30, 2013; 228,129,467 Issued and 228,094,712 Outstanding at December 31, 2012	2,292	2,284
Capital in Excess of Par Value	2,347,973	2,296,908
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	2,257,796	2,402,551
Accumulated Other Comprehensive Loss	(649,896)	(747,342)
Common Stock in Treasury, at Cost— No Shares at September 30, 2013 and 34,755 Shares at December 31, 2012	—	(609)
Total CONSOL Energy Inc. Stockholders’ Equity	3,958,165	3,953,792
Noncontrolling Interest	(989)	(47)
TOTAL EQUITY	3,957,176	3,953,745
TOTAL LIABILITIES AND EQUITY	$12,737,072	$12,670,909

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2012	$2,284	$2,296,908	$2,402,551	$(747,342)	$(609)	$3,953,792	$(47)	$3,953,745
(Unaudited)
Net Loss	—	—	(77,741)	—	—	(77,741)	(942)	(78,683)
Other Comprehensive Income	—	—	—	97,446	—	97,446	—	97,446
Comprehensive (Loss) Income	—	—	(77,741)	97,446	—	19,705	(942)	18,763
Issuance of Common Stock	8	2,690	—	—	—	2,698	—	2,698
Treasury Stock Activity	—	—	(9,803)	—	609	(9,194)	—	(9,194)
Tax Cost From Stock-Based Compensation	—	(2,539)	—	—	—	(2,539)	—	(2,539)
Amortization of Stock-Based Compensation Awards	—	50,914	—	—	—	50,914	—	50,914
Dividends ($0.250 per share)	—	—	(57,211)	—	—	(57,211)	—	(57,211)
Balance at September 30, 2013	$2,292	$2,347,973	$2,257,796	$(649,896)	$—	$3,958,165	$(989)	$3,957,176

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating Activities:
Net (Loss) Income	$(64,049)	$(11,473)	$(78,683)	$238,433
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	169,152	153,877	489,774	463,048
Stock-Based Compensation	11,673	11,488	50,914	38,423
Gain on Sale of Assets	(19,836)	(276)	(52,794)	(190,257)
Amortization of Mineral Leases	1,253	187	2,014	3,818
Deferred Income Taxes	(38,097)	(35,850)	(31,099)	(5,225)
Equity in Earnings of Affiliates	(3,609)	(7,573)	(20,276)	(22,676)
Changes in Operating Assets:
Accounts and Notes Receivable	(14,215)	(26,675)	11,145	13,359
Inventories	(10,354)	38,522	9,418	(8,204)
Prepaid Expenses	(33,692)	(21,071)	(9,259)	(1,362)
Changes in Other Assets	(194)	(19,565)	24,318	(8,961)
Changes in Operating Liabilities:
Accounts Payable	(7,083)	46,484	(20,553)	5,218
Other Operating Liabilities	180,759	54,563	174,740	(11,130)
Changes in Other Liabilities	5,341	(21,987)	8,148	1,469
Other	18,562	1,563	31,198	14,210
Net Cash Provided by Operating Activities	195,611	162,214	589,005	530,163
Investing Activities:
Capital Expenditures	(437,909)	(437,622)	(1,195,909)	(1,152,021)
Change in Restricted Cash	(12,263)	—	56,410	—
Proceeds from Sales of Assets	357,373	331,713	598,174	583,942
Net Investments In Equity Affiliates	(1,512)	3,138	(18,112)	(18,701)
Net Cash Used in Investing Activities	(94,311)	(102,771)	(559,437)	(586,780)
Financing Activities:
(Payments on) Proceeds from Short-Term Borrowings	(126,000)	—	47,000	—
Payments on Miscellaneous Borrowings	(2,128)	(1,903)	(32,290)	(6,565)
Proceeds from Securitization Facility	3,645	—	6,518	—
Tax Benefit from Stock-Based Compensation	131	970	2,316	2,578
Dividends Paid	(28,610)	(28,457)	(57,211)	(85,290)
Issuance of Common Stock	201	777	2,698	1,234
Issuance of Treasury Stock	609	—	609	109
Debt Issuance and Financing Fees	—	(79)	—	(227)
Net Cash Used in Financing Activities	(152,152)	(28,692)	(30,360)	(88,161)
Net (Decrease) Increase in Cash and Cash Equivalents	(50,852)	30,751	(792)	(144,778)
Cash and Cash Equivalents at Beginning of Period	71,938	200,207	21,878	375,736
Cash and Cash Equivalents at End of Period	$21,086	$230,958	$21,086	$230,958